Exhibit 99.4

Trestle Corporation	Case No.	02-88573
Schedule of Cash Receipts and Disbursements	Reporting Period	3/31/2004
(In Thousands)

	Bank Accounts				Current Month
	Operating	Payroll	Other	Escrow	Actual	Projected

Cash Balance Beginning	$—	$—	$—	$1,059	$1,059	$—

Receipts
Cash sales					—
Accounts Receivable	—				—
Loans and Advances					—
Sale of Assets					—
Interest				2	2
Other - Cash Transfers from Related Companies					—
Total Receipts	—	—	—	2	2	—

Disbursements
Net Payroll	—				—
Payroll Taxes and other employee payments	—				—
Sales, Use and Other Taxes	—				—
Inventory Purchases	—				—
Rents and Lease Payments	—				—
Insurance	—				—
Administrative & Selling	—			—	—
Other - Cash Transfers from Related Companies	—				—

Professional Fees	—			—	—
U.S. Trustee Fees	—				—
Court Costs	—				—
Total Disbursements	—	—	—	—	—	—

Net Cash Flow	—	—	—	2	2	—

Cash End of Month	—	—	—	1,061	1,061	—

Trestle

Case #02-88573

CONSOLIDATED STATEMENTS OF INCOME

(Post-Petition)

	For The One Month Ended March 31, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$4,142,546

Net Revenues	—	4,142,546

Operating Expenses:
Cost of Services	—	1,851,009

Gross Margin	—	2,291,537
		55.3%

General and administrative expenses:
Personnel costs	—	1,614,260
Occupancy costs	—	133,041
Bad debt expense	—	23,540
Other	—	544,926

Total General and Administrative Expenses	—	2,315,767

Loss from Operations	—	(24,230)

Other Expenses (Income):
Interest expense	—	—
Depreciation and amortization	—	32,437
Other expense (income)	(1,183,224)	(6,322,163)

Other Expenses - Net	(1,183,224)	(6,289,726)

(Loss) Income before Reorganization Items	1,183,224	6,265,496

Reorganization Items:
Professional fees	10,887	84,194
Other	—	—

Reorganization Expenses - Net	10,887	84,194

Income (Loss) Before Income Tax Provision	1,172,337	6,181,302

Income Tax Provision	—	—

Net Income	1,172,337	6,181,302

Trestle Corporation

March 31, 2004

Case No. 02-88573

Balance Sheet

	Book Value @ Current	Book Value @ Petition Date
Assets

Current Assets

Unrestricted Cash and Equivalents	$—	$67,758
Restricted Cash	1,060,552	$—
Accounts Receivable (net)	—	841,539
Inventories	—	536,262
Projects in progress (customers)	—	886,635
Prepaid Expenses	—	108,354
Total Current Assets	$1,060,552	$2,440,548

Property, Plant and Equipment-net	$—	$901,012

Other Assets

Goodwill (net)	$—	$—
Investments	—	—
Other Assets	—	—
Total Other Assets	$—	$—

Total Assets	$1,060,552	$3,341,560

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable-Postpetition	$—	$24,138
Deferred Revenues	—	$3,285,084
Accrued Salaries	—	73,371
Accrued Other and Other Liabilities	44,780	64,512
Total Post-Petition Liabilities	$44,780	$3,447,105

Liabilities Under Compromise
Accounts Payable	$871,074	$983,041
Accrued Payroll and Other Liabilities	—	173,284
Other Debt - Due to Parent	—	4,774,734
Total Pre-Petition Liabilities	$871,074	$5,931,059

Total Liabilities	$915,854	$9,378,164

Equity
Accumulated Retained Earnings (Deficit)	144,698	(6,036,604)
Total Equity	$144,698	$(6,036,604)

Total Liabilities & Equity	$1,060,552	$3,341,560